EXHIBIT 10.1

Form of Notice of Award under the Performance Share Plan

To:	[Name of Executive Officer]

From:	Compensation Committee of the Board of Directors of Alabama National BanCorporation

Date:	, 20

Re:	Performance Share Plan Award

We are pleased to inform you that Alabama National BanCorporation (“ANB”) has granted you an Award under the Alabama National BanCorporation Performance Share Plan (the “Plan”). Your Award has been set at a target award amount of              shares (the “Target Award”) and a maximum eligible award amount of              shares (the “Maximum Award”). This memorandum sets forth some of the specific terms of your Award, and you should retain it for future reference. References to defined terms in the Plan are capitalized in this memorandum. The prospectus for the Plan, which attaches a copy of the Plan, is being separately delivered to you.

The Award Period applicable to this Award is the four year period beginning on January 1, 20     and ending on December 31, 20    . The payout of the Award will occur after the completion of the Award Period and the amount of the payout can range from 0% to 170% of the Target Award. The criteria established by the Compensation Committee to determine the percentage of the Award payable is the Compounded Annual Growth Rate of the Annual Earnings Per Share of ANB (“EPSCAGR”) during the Award Period. If the EPSCAGR during the Award Period is equal to             %, the Target Award is achieved. If the EPSCAGR during the Award Period is equal to or greater than             %, the Maximum Award is achieved. No Award pay-out will be achieved unless the EPSCAGR during the Award Period is equal to or greater than             %. The Compensation Committee has set incremental achievement levels between the threshold and Target Award, and between the Target and Maximum Award, based on EPSCAGR benchmarks during the Award Period.

The Compensation Committee will meet after the close of the Award Period to determine whether the conditions for payment of the Award have been satisfied and the amount of the Award payable. If, at the close of the Award Period, the Compensation Committee determines that a percentage of the Target Award is payable, then, unless otherwise directed by the Compensation Committee, such percentage of the Target Award will be paid to you as promptly as possible. The Award is payable in shares of ANB’s common stock. ANB has the right to withhold and pay taxes that it determines are appropriate and necessary with respect to any payment of the Award.

The Award is deemed to be made as of January 1 of the year of the Award, regardless of the actual date of grant.

If eligible, you may elect to defer payment of the Award in accordance with any applicable deferral plan in effect at the time of the payout.

This memorandum is the Award agreement required by Section 5(d) of the Plan. In addition to the matters covered by this memorandum, you should pay particular attention to the Plan, since it sets forth other provisions applicable to your Award. Furthermore, in the event of any inconsistency between the terms set forth herein and the terms of the Plan, the terms of the Plan shall govern the Award.

We congratulate you on your Award. Thank you for your service to ANB.

Acknowledged this              day of                     , 20    .

(Signature)